Exhibit 99.1

Nova Minerals Appoints Former JP Morgan Metals & Mining Professional to Board as Company Advances U.S. Critical Metals Strategy

Anchorage, Alaska, July 1, 2026 - Nova Minerals Corp (“Nova Minerals” or the “Company”) is pleased to announce the appointment of Mr. Joshua Girnun to the Company’s Board of Directors, effective July 1, 2026. Mr. Girnun brings institutional finance and risk underwriting experience from his background at JP Morgan Chase & Co., where he co-founded a client-facing risk underwriting team covering the metals and mining, energy, renewables, industrials, oil and gas, and agriculture sectors. He pairs his financial background with strong technical training, holding two master’s degrees spanning resource finance and geosciences, in addition to an honours degree and a bachelor’s in geology.

The appointment of Mr. Girnun comes as Nova enters into what it believes to be a pivotal period of execution. The Company recently completed its redomiciliation from Australia to the United States, a move designed to align its corporate structure with its predominantly U.S. asset base, deepen access to American government and institutional capital, and position the Company for broader index inclusion. Concurrently, Nova is progressing its Estelle Gold and Critical Minerals Project through feasibility, evaluating new project opportunities, and preparing for near-term production of military-grade antimony trisulfide, supported by a US$43.4 million award from the U.S. Department of War under the Defense Production Act. The Company believes that Mr. Girnun’s institutional finance experience and technical resource background will provide meaningful support to the Company as it advances these projects.

At JP Morgan, Mr. Girnun co-founded a subject matter expert team that provided independent, cross-sector assessments and due diligence covering corporate lending, project finance, trade finance and capital markets transactions for large mining and energy clients. He also helped develop the firm’s internal risk standard for the natural resources sector. Earlier in his career, he held a range of technical and resource evaluation roles spanning field and desktop geology, project valuation and financial modelling to advance greenfield and brownfield resource projects, including across Sub-Saharan Africa. Mr. Girnun holds a Master of Science in Metals and Energy Finance from Imperial College London, a Master of Science in Geosciences from the Hebrew University of Jerusalem, and a Graduate Honours and Bachelor of Science in Geology from the University of the Witwatersrand. His research has been published in the Journal of Structural Geology.

Nova Minerals CEO Christopher Gerteisen commented:

“We believe that Josh’s experience in evaluating resource transactions at the highest level of institutional finance will be helpful as the Company executes on its continuing strategy to develop our properties, and his decision to join our Board reflects a level of conviction in this Company’s assets and trajectory. As Nova moves from development into production, the perspective Josh will bring across technical geology, project economics and institutional finance is exactly what this next phase demands. His insight will be particularly valuable now that we have completed our redomiciliation, as the Board oversees the advancement of Estelle through feasibility and our antimony assets toward production under the Department of War program.”

Mr. Girnun commented:

“The Estelle Project is one of the most significant undeveloped gold and critical minerals assets in North America, sitting in a proven belt with a 220 million ounce gold endowment and backed by a US$43.4 million Department of War commitment on the antimony side. With strong U.S. government backing on the antimony side and a substantial gold resource in a proven belt, I believe Nova is well positioned as it advances toward production, and I look forward to helping the Board execute on its vision and strategies.”

About Nova Minerals Corp

Nova Minerals Corp is advancing one of the world’s largest undeveloped gold deposits into production and securing a US domestic supply of the critical mineral antimony. The Company is focused on the exploration and development of the Estelle Gold and Critical Minerals Project, located in Alaska, a tier-one mining jurisdiction.

Estelle hosts two defined multi-million-ounce gold resources, and more than 20 prospects distributed along a 35-kilometre mineralized trend, in the prolific Tintina Gold Belt, a province which hosts a >220 million ounce (Moz) documented gold endowment and some of the world’s largest gold mines and discoveries including, Kinross Gold Corporation’s Fort Knox Gold Mine. In parallel, Nova is advancing its critical minerals strategy, fully-funded by a US$43.4 million U.S. Department of War award to develop a domestic antimony supply chain, targeted for production in late 2026/2027.

Further discussion and analysis of the Estelle Project is available through the interactive Vrify 3D animations, presentations, and videos, all available on the Company’s website www.novamineralscorp.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical fact, contained in this press release are forward-looking statements and that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements include the Company’s statements with respect to Mr. Girnun’s expected contributions to the Board of Directors and other statements related to the Company’s operations and strategies. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ from current expectations include those factors, and the other risks and uncertainties described in our public filings made from time to time with the SEC, the ASX or otherwise. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Relations:

Dave Gentry, CEO

RedChip Companies, Inc.

Phone: 1-407-644-4256

Email: NVA@redchip.com

Nova Minerals:

Craig Bentley

Director

E: craig@novamineralscorp.com

M: +61 414 714 196